Exhibit 1


                 Independent Auditors' Consent


The Board of Directors
General Mills, Inc.:


We consent to incorporation by reference in the Registration Statement No. 33-32059 on Form S-8 of General Mills, Inc. of our report dated August 26, 1994, relating to the statements of net assets available for participants as of May 31, 1994 and 1993, and the related statements of changes in net assets available for participants for the years then ended which report appears in the May 31, 1994 annual report on Form 11-K of the General Mills, Inc. Retirement Savings Plan.

                                   KPMG Peat Marwick LLP

Minneapolis, Minnesota
November 21, 1994